Preferred Apartment Communities, Inc. Increases Quarterly Dividend

Atlanta, GA, February 2, 2012

Preferred Apartment Communities, Inc. (AMEX: APTS) today announced that its Board of Directors has declared a quarterly dividend on its common stock of $0.13 per share for the first quarter 2012, an increase from the $0.125 per share paid to stockholders for each of the three quarters following the company's initial public offering, which closed April 5, 2011. The dividend is payable on April 16, 2012 to all common stockholders of record as of March 30, 2012.

About Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc. is a Maryland corporation formed primarily to acquire and operate multifamily properties in select targeted markets throughout the United States. As part of our property acquisition strategy, we may enter into forward purchase contracts or purchase options for to-be-built multifamily communities and we may make mezzanine loans, provide deposit arrangements, or provide performance assurances, as may be necessary or appropriate, in connection with the construction of these properties. As a secondary strategy, we may acquire senior mortgage loans, subordinate loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets. Preferred Apartment Communities intends to elect and qualify as a real estate investment trust for U.S. federal income tax purposes, commencing with our tax year ending December 31, 2011.

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.

Leonard A. Silverstein 770-818-4147

Executive Vice President

Email: lsilverstein@pacapts.com